UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

POWER INTEGRATIONS, INC.
_____________________________________________________________
(Exact name of registrant as specified in its charter)

DELAWARE	000-23441	94-3065014
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5245 Hellyer Avenue, San Jose, California, 95138
_____________________________________________________________________________________
(Address of principal executive offices) (Zip Code)

Dr. Raja Petrakian (408) 414-9200
_____________________________________________________________________________________
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Power Integrations, Inc. (“Power Integrations”) evaluated its current product lines and determined that tin, tungsten, tantalum and/or gold (“3TG”) minerals are necessary for the functionality of all of its products.

Conflict Minerals Disclosure

A copy of Power Integrations Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at: http://www.power.com/products/product-documents/conflict-minerals-report/

Item 1.02 Exhibit

The Conflict Minerals Report required by item 1.01 hereof is filed herewith as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report for the reporting period from January 1, 2018, to December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Power Integrations, Inc.

By:	/s/ Raja Petrakian	May 23, 2019
Name:	Raja Petrakian
Title:	Vice President, Operations